                                  SCHEDULE 14C
                               (Rule 14 3-:1.03.)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box;

(X)      Preliminary Information Statement

( ) Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

( )      Definitive Information Statement



                      COMPOST AMERICA HOLDING COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box);

( )      No fee required.

(X)      Fee computed on table below per Exchange Act Rules 14-c5(g) and 0-11

         1)  Title of each class of securities to which transaction applies: N/A

         2)  Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and stating how it was determined): $37,500,000

         4)  Proposed maximum aggregate value of transaction: $37,500,000

         5)  Total fee paid: $7,500 (1/50 of 1% of $37,500,000)

( )      Fee paid previously with preliminary materials.

( )      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid: N/A

         2)  Form, Schedule or Registration Statement No.: N/A

         3)  Filing Party: N/A

         4)  Date Filed: N/A

                      COMPOST AMERICA HOLDING COMPANY, INC.

                         One Gateway Center, 25th Floor
                            Newark, New Jersey 07102

                                  May ___, 2000

                      COMPOST AMERICA HOLDING COMPANY, INC.
                         One Gateway Center - 25th Floor
                            Newark, New Jersey 07102


                              INFORMATION STATEMENT

         This Information Statement is being mailed to the stockholders of Compost America Holding Company, Inc., a New Jersey corporation (the "Company") commencing on or about May ___, 2000, in connection with the previous approval of the corporate action referred to below by a majority of the stockholders of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the corporate action before it takes effect, and of the Dissenter's Rights, as set forth herein, of non-consenting stockholders. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on March 9, 2000.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  Action Taken

         As of March 23, 2000, the Company had outstanding 58,665,228 shares of common stock, no par value (the "Common Stock"). As of that date, nine stockholders of the Company (the "Majority Stockholders"), set forth on Exhibit 1 attached hereto, held 32,099,218 shares of Common Stock, or 54.72% of the total shares of Common Stock outstanding. On March 23, 2000, the Majority Stockholders consented in writing without a meeting to the matters described herein (the "Transactions", as defined and described in further detail hereinafter), all of which are related to the Company's sale of its wholly-owned subsidiary, Environmental Protection & Improvement Company, Inc. ("EPIC"), a New Jersey corporation. As a result, the corporate actions were approved by a majority of the shares of Common Stock without a meeting, prior notice or a vote of all shareholders, pursuant to Section 14A:5-6(2) of the New Jersey Business Corporation Act ("NJBCA"), and no further votes will be needed. The Majority Stockholders consents with respect to the matters described herein were received and tabulated on March 23, 2000 and will take effect 20 days after the mailing of this Information Statement or on such other date as may be specified by the Board of Directors of the Company ("Effective Date"). Assuming a mailing date of May ___, 2000, the Effective Date will be June ___, 2000. The corporate actions were approved by the Board of Directors of the Company (the "Directors"), including, in each case, a majority of any disinterested directors, on March 6, 2000 and March 23, 2000.

         EPIC, which is one of the Company's two operating subsidiaries, is in the business of transporting waste materials by truck/intermodal rail to land application sites for beneficial use or to landfill sites. On November 3, 1997, the Company acquired all of the outstanding shares of EPIC (then named R. J. Longo Construction Co., Inc.) from Robert J. Longo ("Longo") and The Robert J. and Andrea Longo Charitable Trust, for approximately $33,000,000, consisting of $20,000,000 cash, the issuance to Longo of 3,447,182 shares Common Stock, 39,000 shares of the Company's Class A Preferred Stock ("A Preferred") and 21,000 shares of the Company's Class C Preferred Stock ("C Preferred") valued in total at $6,000,000, and the assumption by the Company of approximately $7,000,000 of EPIC's debt.

         The Company has outstanding a total of 169,000 shares of A Preferred and 91,000 shares of C Preferred. The remaining 130,000 shares of A Preferred and 70,000 shares of C Preferred not owned by Longo are owned of record by Wasteco Ventures Ltd. and beneficially by Wafra Acquisition Fund, L.P. (together "Wasteco") and were issued and acquired for cash simultaneously with the Company's 1997 acquisition of EPIC.

           Interest Of Certain Persons in the Matters to be Acted Upon

As a result of the sale of EPIC to Synagro Technologies, Inc. ("Synagro"), Longo and Wasteco will receive repayments of loans and reimbursement for legal fees and will be granted liens on certain Company assets. In addition, Longo will receive a settlement of his current employment agreement with EPIC and a new employment contract with EPIC effective upon Synagro's acquisition of EPIC and will have been released from certain personal guarantees, secured in part by cash collateral. Peter Petrillo and John T. Shea, Directors of the Company, are employees of WAFRA Investment Advisory Group ("WAFRA"), an entity related to Wasteco, and Longo is a Director of the Company. Christopher Smith, also a Director of the Company, is a former employee of WAFRA. Churchill Capital, Inc., a company in which Charles R. Carson, a Director of the Company, is a principal, was instrumental in arranging for the EPIC Sale Transaction (as defined below), and will be paid a fee for its services. G. Chris Andersen, a Director of the Company, is a member of AW Compost Partners LLC ("AW Compost"), which is expected to receive payment from a portion of the proceeds of the sale of EPIC upon the Company's exercise of its option to repurchase membership interests in American Marine Rail LLC ("AMR").

                                The Transactions

         The Majority Stockholders and the Directors have approved the following transactions.

         I. The EPIC Sale Transaction. The Company is selling to Synagro all of the shares of EPIC for a cash purchase price of $37,500,000 (the "Cash Purchase Price"), plus or minus certain adjustments described below (the "Adjustment Amount"), plus amounts, as described hereinafter, earned pursuant to an Earn Out Agreement between the Company and Synagro, all pursuant to a Stock Purchase Agreement dated March 31, 2000 (the "Stock Purchase Agreement"), between the Company and Synagro (the "EPIC Sale Transaction"). The obligation of Synagro to complete the EPIC Sale Transaction and purchase all of the stock of EPIC in accordance with the Stock Purchase Agreement (the "Closing") was subject to Synagro's receipt of a financing commitment on or before April 14, 2000, which financing commitment has been confirmed by Synagro. The Stock Purchase Agreement is subject to other Closing conditions, as specified therein, each of which the Company expects to satisfy. The Stock Purchase Agreement had a stated termination date of May 31, 2000, by which time all Closing conditions were required to be satisfied. The Company and Synagro have agreed to extend the termination date to June 30, 2000. A copy of the text of the Stock Purchase Agreement, including Exhibits A and B and most but not all schedules thereto, is included herewith as Exhibit 2. A copy of the Earn Out Agreement (which is also a separate exhibit to the Stock Purchase Agreement) is included herewith as
Exhibit 3.

         On March 6, 2000, the Board of Directors first approved the sale of EPIC at a cash purchase price (with adjustments) of $40,000,000 plus payments by Synagro pursuant to an adjustable promissory note in the maximum principal amount of $5,000,000. As a result of further negotiations between the Company and Synagro, the transaction was reapproved on March 23, 2000 at the Cash Purchase Price with the adjustments and earn out provisions described herein.

         The Adjustment Amount, as defined in the Stock Purchase Agreement means the sum of (1) EPIC's aggregate long-term indebtedness and other long-term liabilities (including any premiums or fees resulting from the prepayment of such obligations) determined in accordance with GAAP and (2) the amount, if any, by which EPIC's Net Working Capital (i.e., the aggregate current assets of EPIC less the aggregate current liabilities of EPIC determined in accordance with GAAP and adjusted for certain excluded items) is less than $1,450,000. The Adjustment Amount may be a negative number, which will result in an increase of the purchase price. The Earn Out Agreement provides for the payment of Earn Out Advances (as defined in the Earn Out Agreement) equal to $100,000 per calendar quarter (pro-rated during the first quarter) payable on June 30, 2000 and on each September 30, December 31, March 31 and June 30 thereafter until March 31, 2002. The Earn Out Amount, defined and calculated as provided in the Earn Out Agreement, shall, with respect to any Undisputed Amount, be paid on May 15, 2003, and with respect to any Disputed Amount, the date ten (10) business days following agreement on or delivery of the final binding and conclusive calculation by the Neutral Auditor of the Three Year EBITDA, as each such term is defined in the Earn Out Agreement. The Earn Out Amount payable on May 15, 2003 shall equal $5,412,000 unless EPIC's Three Year Average EBITDA (as defined in the Earn Out Agreement) for the thirty-six (36) month period beginning April 1, 2000 is less than $7,500,000, in which case, depending upon the actual amount of the Three Year Average EBITDA, the Earn Out Amount must be reduced and, in certain cases, the Earn Out Advances are required to be refunded, all as set forth in the Earn Out Agreement. See Exhibit 3 hereto.

         In connection with the Stock Purchase Agreement, the Company and Synagro will execute and deliver a Covenant Not to Compete Agreement (the "Covenant Not to Compete Agreement"). The Covenant Not to Compete Agreement, a copy of which is included herewith as Exhibit 4, and which also is a separate exhibit to the Stock Purchase Agreement, restricts the operations of the Company in the Transportation Business (as defined therein) within certain areas of New York, New Jersey and Connecticut and, to the extent competitive with Synagro, in the Biosolids Business (as defined in the Covenant Not to Compete Agreement). See Exhibit 4 hereto.

         The Stock Purchase Agreement provides that Longo, the former controlling shareholder of EPIC and its current President and a Director and significant shareholder of the Company, will remain with EPIC pursuant to an employment agreement. The Company will pay Longo from proceeds of the sale an amount to settle his existing employment contract with EPIC. Longo's personal guarantees with respect to certain performance bonds for EPIC also will be satisfied and released (or Synagro will provide a financial guaranty bond providing for direct payment of such obligations).

         Neither the Earn Out Agreement nor the Covenant Not to Compete Agreement will be executed until the Closing, which will take place on or after the Effective Date.

         II. The Sharing Agreement Transaction. The provisions of the Company's Certificate of Incorporation relating to the A Preferred and the C Preferred grant to Wasteco and Longo, as owners of the A Preferred and C Preferred, an option under certain circumstances to exchange (i) all of the outstanding A Preferred and C Preferred plus (ii) the Common Stock issued to Wasteco and Longo in connection with their preferred stock purchase, for all of the issued and outstanding shares of EPIC (the "Exchange Option"). Pursuant to a Sharing Agreement by and among Wasteco, Longo and the Company, a copy of which is included herewith as Exhibit 5 and which also is a separate exhibit to the Stock Purchase Agreement (the "Sharing Agreement"),Wasteco and Longo, effective upon the closing of the sale of the EPIC stock to Synagro and in consideration of the payments and liens described below (collectively, the "Sharing Agreement Transaction"), will waive the Exchange Option, thereby facilitating and permitting the consummation of the sale of the EPIC stock to Synagro. The parties to the Sharing Agreement have extended to June 30, 2000 the date for waiver of the Exchange Option, thereby coinciding with the extended termination date of the Stock Purchase Agreement. In consideration of the foregoing waiver, Wasteco and Longo shall be entitled to the following pursuant to the Sharing Agreement (provided that the parties do not intend that the payments specified in (a) and (b) shall in the aggregate exceed $3,000,000 of sale proceeds):

         (a) All notes payable to Wasteco and Longo arising out of loans by them to EPIC and the Company, currently outstanding in the aggregate principal amount of approximately $2,340,000, shall be paid by the Company at Closing and liens securing such loans, including subordinate pledges of EPIC stock, shall be terminated and released.

         (b) Reasonable legal fees and expenses of Wasteco and Longo (but in any event, in the aggregate not in excess of $1 million) in connection with the study of alternatives available to the Company and negotiations with all parties to the Closing and those parties who have negotiated for settlement with the Company during the period January 1, 1999 to the Closing shall be paid by the Company at the Closing.

         (c) At Closing, the Company expects to grant to a designee of Wasteco and Longo ("Designee") a first lien security interest, including proceeds, in
(i) the Earn Out Agreement and (ii) the Company's interest in a solid waste transfer station being developed by AMR in Bronx, New York (the "AMR Property"), including in the case of AMR, a lien on the Company's right to purchase additional membership interests in AMR ("AMR Interests") and a lien on any additional AMR Interests purchased. The lien granted with respect to AMR Interests is to be limited to $3,000,000.

         Originally, the Company had purchased a 33% membership interest in AMR and had held an option to acquire an additional 33% membership interest. However, in July 1999, the Company transferred its membership interest in AMR to AW Compost in exchange for (1) the payment of $225,000 to AMR by an affiliate of AW Compost in order to cure certain funding defaults by the Company, (2) the return to the Company of $860,000 of its Series D Preferred Shares, which AW Compost had purchased for $860,000 and (3) the cancellation of the "AMR Option" held by AW Compost (as described in Section 9 of the Company's Series D Preferred Certificate of Designation). The Company has the option to repurchase from AW Compost up to a 16.72% membership interest in AMR, at any time prior to June 30, 2000, for a cash payment of $1,700,000, plus interest from May 31, 2000.

         The Sharing Agreement requires the Company to exercise the foregoing option in conjunction with the Closing of the sale of EPIC. The membership interests in AMR will then be pledged as security to the Designee in the manner described above.

         The Sharing Agreement requires the Company to make commercially reasonable efforts to sell, dispose or otherwise monetize all of its rights in AMR for cash within 36 months after Closing. Upon any such sale or other disposition, the proceeds must be held in a separate account subject to the applicable security interest.

         For further information concerning AMR, the AMR Property and the status of the proposed project, including the Giuliani administration's recent announcement of its intention to change the City of New York's solid waste management plan in a manner that would delete the AMMR Project, among others, from the residential component of that plan, see "The Company's Strategic Development Plan - AMR" hereinafter.

         Upon collection of any funds under the Earn Out Agreement, such funds must also be held in a separate account pledged for the benefit of the Designee. The Company has agreed to hold the Earn Out Agreement to May 15, 2003 or to that time that any Disputed Amounts (as defined in the Earn Out Agreement) are resolved.

         At any time when there are cash equivalents held in either of such separate accounts exceeding $1,000,000, the Company has agreed (x) to redeem the A Preferred in the amount contained in the account but not in the aggregate more than $3,000,000 as to proceeds arising from the AMR Property; and (y) to redeem C Preferred in the amount contained in the account but not in the aggregate more than the amounts payable under the Earn Out Agreement. Any such obligation to redeem A Preferred and C Preferred is subject to reduction so that such redemption when effective will be permissible under law. The Company shall provide prompt notice to the Designee of Wasteco and Longo of (1) any Disputed Amount under the Earn Out Agreement, (2) receipt of property in any such separate account and (3) any sale, disposition or other transaction involving the property subject to the applicable security interests.

         (d) The Company shall defend title to the foregoing security at its sole expense (including the defense against any Disputed Amount under the Earn Out Agreement unless Wasteco and Longo agree that such defense is inappropriate). If the Company shall fail to fulfill such defense obligation, the Designee may do so and shall be entitled to utilize any amount held in either of the security accounts in the reasonable defense of such security.

         (e) As a result of the obligations under paragraph (c) above, the Company's ability to pay preferred dividends other than in Common Stock has been reduced. Accordingly, the Company's Certificate of Incorporation provisions governing the A Preferred and C Preferred, as well as the Company's Series D Exchangeable Redeemable Preferred (the "D Preferred"), shall be amended to provide that the A Preferred, C Preferred and D Preferred shall pay dividends in either cash or Common Stock, during the period November 3, 1999 through November 3, 2004, at the current formula price specified in the applicable preferred stock certificate of designation.

         Each element of the Sharing Agreement Transaction, including (i) the terms and provisions of the Sharing Agreement itself, such as the payment of the Wasteco and Longo loans and the reimbursement of their legal fees and expenses from the proceeds of the EPIC sale and the granting to the Designee of liens on and security interests in the Earn Out Agreement and the AMR Interests, (ii) the repurchase of AMR Interests in order to allow the granting of the lien on such Interests, and (iii) the amendments to the Company's Certificate of Incorporation to reflect (x) the mandatory redemption of A Preferred from proceeds of the monetization of the AMR Interests, (y) the mandatory redemption of C Preferred from proceeds of the Earn Out Agreement and (z) the provision that dividends on the A Preferred and C Preferred may be paid in cash or Common Stock, has been approved by Board of Director resolutions and by consents of Majority Stockholders, except that the provision that dividends on the D Preferred may be paid in cash or Common Stock was approved by the Board of Directors but was not required to be submitted for common stockholder approval.

         III. Reduction of Newark Mortgage Held by Equity Investments of Delaware, Inc. On May 15, 1999, the Company, as borrower, defaulted in the payment of a $1,000,000 Acquisition Refinancing Promissory Note, plus an additional $150,000 in accrued interest and penalties, payable to Equity Investments of Delaware, Inc., ("Equity Investments"), as lender. Equity Investments is also the holder of the Company's $2,000,000 Convertible Term Loan Promissory Note due November 1, 2000, now in default as a result of cross-default provisions. Both notes (together, the "Equity Investment Notes") are secured by a first mortgage on a 12 acre parcel in Newark, New Jersey (the "Newark Property"), owned by the Company's affiliate, Newark Recycling & Composting Company, Inc. ("NRCC"). Equity Investments has obtained a default judgment against the Company in respect of these claims. At Closing, the Company expects to pay from proceeds of the sale of EPIC and from other sources principal and accrued interest of approximately $750,000 and, contemporaneously therewith, to refinance the terms of the Equity Investment Notes, thereby deferring debt payments until at least December 31, 2000 (the foregoing is referred to as the "Equity Investments Transaction").

         IV. Settlement With VRH Construction Corp. On May 15, 1999, the Company defaulted on promissory notes payable by the Company and its subsidiary NRCC, which notes are secured by a second mortgage on the Newark Property. The total outstanding amount of this debt currently is approximately $6,466,100. The Company has acknowledged the debt but disputed the propriety of the mortgage. The Company now has negotiated a settlement with VRH Construction Corp. ("VRH") whereby the Company will pay VRH $1,000,000 from the proceeds of the sale of EPIC in reduction of the outstanding loans. These loans then will be consolidated as an obligation of the Company maturing up to eighteen (18) months from the Closing Date and will be secured by a second mortgage lien on the Newark Property (the foregoing is referred to as the "VRH Transaction"). As indicated above in the description of the Equity Investments Transaction, the first mortgage lien, as refinanced, contemporaneously is expected to be reduced by approximately $750,000.

         V. Repayment of EPIC Debt to FINOVA Capital Corporation and Merrill Lynch Business Financial Services, Inc. On June 17, 1998, EPIC, as borrower, entered into a Loan and Security Agreement with FINOVA Capital Corporation, as lender ("FINOVA"), whereby FINOVA loaned EPIC $10,000,000 for refinancing and other purposes (the "FINOVA Loan"). The Company guaranteed the FINOVA Loan and secured its guaranty by a pledge of the EPIC stock. The FINOVA Loan is further secured by a first security interest in all of EPIC's personal property.

         EPIC is also the obligor on an outstanding loan of approximately $522,811, pursuant to a line of credit from Merrill Lynch Business Financial Services Inc. (the "Merrill Lynch Loan"), personally guaranteed by Longo and secured by cash collateral from Mr. Longo.

         At the Closing, the FINOVA Loan and the Merrill Lynch Loan will be repaid in full from proceeds of the EPIC sale and all pledges and liens securing such loans are required to be released and satisfied of record. The foregoing is referred to as the "EPIC Debt Repayment Transaction".

         VI. Restructuring of Financial Arrangements with Lionhart Global Appreciation Fund, Ltd., Lionhart Investments, Ltd. and Global Earthfund Partners, L.L.C. The Company, together with its majority controlled subsidiary, Miami Recycling and Composting Company, Inc. ("MRCC"), and MRCC's wholly owned subsidiary, Bedminster Seacor Services Miami Corporation ("Bedminster" and together with the Company and Miami, the "Compost Entities"), previously entered into a Credit, Capitalization and Financing Agreement dated October 30, 1998 ("1998 Agreement") with Lionhart Global Appreciation Fund, Ltd. ("LGAF"), Lionhart Investments, Ltd. ("LHI") and Global EarthFund Partners, L.L.C. ("GEP" and together with LGAF and LHI, the "Lionhart Entities"), whereby, among other things, the Lionhart Entities made a loan of $10,500,000 to the Compost Entities ("1998 Loan") evidenced by a Mortgage Note, dated October 30, 1998, in the principal amount of $10,500,000, constituting a joint and several obligation of each of the Compost Entities ("1998 Note"), such 1998 Note being further guaranteed by the Company and MRCC pursuant to a Guaranty Agreement, dated October 30, 1998, executed and delivered to the Lionhart Entities ("1998 Guaranty).

         The 1998 Loan is secured by (i) a Senior Mortgage, Security Agreement, Fixture Filing and Assignment of Rents, dated October 30, 1998 ("1998 Mortgage"), from MRCC, as mortgagor, to the Lionhart Entities, as mortgagee, granting a first mortgage lien on an approximately 37.85 acre site owned by MRCC in Miami-Dade County, Florida (the "Miami-Dade County Property"); (ii) a Pledge and Security Agreement, dated October 30, 1998, from the Compost Entities to the Lionhart Entities as secured parties ("1998 Pledge and Security Agreement"), pledging, assigning and granting a security interest in certain personalty owned respectively by each of the Compost Entities; (iii) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 MRCC Stock Pledge Agreement"), whereby the Company, as owner of 80.1% of the outstanding capital stock of MRCC, pledged and delivered to the Lionhart Entities, as pledgee, all of its shares of MRCC stock; (iv) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 Bedminster Stock Pledge Agreement"), whereby MRCC, as owner of 100% of the capital stock of Bedminster, pledged and delivered to the Lionhart Entities, as pledgee, all of its Bedminster stock; and, (v) a Common Stock Pledge Agreement, dated October 30, 1998 ("1998 CAHC Stock Pledge Agreement"), whereby the Company pledged and delivered to the Lionhart Entities, as pledgee, 600,000 shares of Common Stock.

         As additional consideration for making the 1998 Loan and consummating the other transactions contemplated under the 1998 Agreement, LGAF received (i) six (6) warrants ("Warrants") to purchase in the aggregate 1.5 million shares of Common Stock at the times and prices specified in Article VIII of the 1998 Agreement and in the Warrants, (ii) a put option ("Put Option No. 1") with respect to 400,000 shares of the Company's Series B convertible preferred stock owned by LGAF ("B Preferred Shares") before or after such B Preferred Shares are converted on a one for one basis to Common Stock, Put Option No. 1 to be exercisable by LGAF and paid by the Company at a price of US $3.10 per share, pursuant to the terms and subject to the conditions set forth in Article IX of the 1998 Agreement, and (iii) an additional put option ("Put Option No. 2"), with respect to 553,386 shares of Common Stock owned by LGAF immediately following the closing of the 1998 Loan , Put Option No. 2 to be exercisable by LGAF at the time and paid by the Company at a price of US $3.20 per share, pursuant to the terms and subject to the conditions set forth in Article X of the 1998 Agreement.

         The Compost Entities are or may be in default under the 1998 Agreement, the 1998 Note, the 1998 Mortgage, the 1998 Pledge and Security Agreement, the 1998 MRCC Stock Pledge Agreement, the 1998 Bedminster Stock Pledge Agreement and/or the 1998 CAHC Stock Pledge Agreement, and/or any other agreements, documents or instruments that respectively relate thereto or arise therefrom, by or because of one or more actual, potential or alleged act(s) or omission(s) by one or more of the Compost Entities that violate or may violate one or more of the Compost Entities' undertakings under some or all of the foregoing documents ("Potential Defaults").

         Contingent upon the Closing, the Compost Entities and the Lionhart Entities have negotiated a Restructuring and Settlement Agreement substantially in the form included herein as Exhibit 6 (the "Restructuring Agreement"), whereby the Compost Entities would repay the 1998 Loan, including all accrued interest and costs, with $12.4 million of proceeds of the EPIC Loan and in consideration thereof the Lionhart Entities would terminate the 1998 Agreement, cancel the 1998 Note and the 1998 Guaranty and release and satisfy of record the 1998 Mortgage. The Restructuring Agreement had a stated termination date of April 30, 2000, by which time all of the conditions of such Agreement were required to be satisfied. The Company and the Lionhart Entities have now agreed to extend the termination date to June 30, 2000.

         The Restructuring Agreement provides further for a Put Option Agreement, substantially in the form included herein as Exhibit 7 (the "Put Option Agreement"), whereby Put Option No. 1 and Put Option No. 2 shall be amended and restated in their entirety and secured solely by pledges of stock of the Compost Entities and by certain other personal property in respect of the proposed project for the Miami-Dade County Property.

         The foregoing arrangements are referred to as the Lionhart Restructuring Transaction.

         VII. Churchill Capital, Inc. Fee. Churchill Capital, Inc. ("Churchill") has performed certain consulting and brokerage services in connection with the sale of EPIC and will receive a fee equal to $790,000, payable from the sale of EPIC (the "Churchill Transaction"). Charles R. Carson, a principal of Churchill, is a Director of the Company.

         The EPIC Sale Transaction, the Sharing Agreement Transaction, including all elements thereof, the Equity Investments Transaction, the VRH Transaction, the EPIC Debt Repayment Transaction, the Lionhart Restructuring Transaction and the Churchill Transaction are referred to collectively as the "Transactions".

         Attached as Exhibit 8 are recent unaudited financial statements of EPIC. Attached as Exhibit 9 are pro forma financial statements prepared by the Company, giving effect to the proposed sale of EPIC. The Company's Form 10-KSB/A for its fiscal year ended April 30, 1999, filed with the Securities and Exchange Commission on May 12, 2000, is incorporated by reference in this Information Statement.

                         Conditions of the Transactions

         Consummation of all of the Transactions is conditioned upon the simultaneous completion of each of the Transactions as well as the following additional transaction for which shareholder consent was not requested and is not required:

         Aryeh Trading Corp. and certain affiliates (together, "Aryeh"), have made loans to both the Company and EPIC in the aggregate of approximately $2,730,000, such loans having been secured in part by subordinate liens on the EPIC stock. Simultaneously with Closing, Aryeh will release the collateral for such loans, which, together with a new loan of $1,500,000, will be consolidated in a new loan agreement among the Company, MRCC and Aryeh (the "Aryeh Trading Loan"). The new loan agreement with Aryeh will be secured by a first mortgage lien on the Miami-Dade County Property. As additional consideration for completing this transaction, Aryeh will be granted warrants to purchase three million shares of the Common Stock at $.01 per share.

                      Proceeds of the EPIC Sale Transaction

         Proceeds of the EPIC Sale Transaction, together with certain other sources of funds described below, are expected to be applied as follows:

Estimated Sources of Funds
     Sale of EPIC                                                          $ 42,500,000
     Aryeh Trading Loan                                                       1,500,000
     Earnout Agreement                                                       (5,000,000)
     Closing fees and expenses                                               (1,500,000)
                                                                           ------------
     Cash proceeds at close                                                  37,500,000

     Plus Estimated Purchase Price Adjustment                                 3,050,000

              Total Cash Proceeds at Close                                 $ 40,550,000
                                                                           ============

Estimated Uses of Funds

     Payment of Lionhart Loan                                              $ 12,400,000
     Payment of FINOVA Loan                                                   7,200,000
     Payment of Wasteco and Longo loans and legal fees                        3,000,000
     Acquisition of AMR interests                                             1,700,000
     Payment to Equity Investments of Delaware                                  500,000(1)
     Payment to VRH                                                           1,000,000
     Payment of Merrill Lynch Loan                                              550,000
     EPIC employee termination costs                                          1,600,000
     Legal fees                                                               1,000,000
     Company Working Capital (18 months)                                      3,300,000
     IRS Penalties/Real Estate Taxes                                            392,965
     AMR development costs                                                      300,000
     Newark and Miami permitting costs                                          500,000
     Litigation and other claims to be settled by Closing                     2,539,250
     Reserve for Trade Payables, Unresolved Notes and Unsettled
     Litigation                                                               4,567,785
                                                                           ------------

              Total Uses                                                   $ 40,550,000
                                                                           ============

---------------
(1) An additional $250,000 will be paid from other sources.

          Federal Income Tax Consequences of the EPIC Sale Transaction

         The following is a summary of the material United States federal income tax consequences to the Company and the shareholders of the Company upon the receipt by the Company pursuant to the EPIC Sale Transaction, of the cash and the Earn Out Agreement and the possible receipt by shareholders of the Company pursuant to the exercise of their dissenter's rights provided by the NJBCA, of consideration equal to the fair market value of the stock owned by such shareholders. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is being provided for general informational purposes only and is not intended to be a complete description of all of the tax consequences of the EPIC Sale Transaction.

         Because determining the tax consequences of the merger may depend upon your personal circumstances, you should consult with your tax advisor to understand how the merger may affect you.

         Tax Consequences of the EPIC Sale Transaction to the Company. The EPIC Sale Transaction will be treated for federal income tax purposes as a taxable deemed sale of all of the outstanding stock of EPIC by the Company to Synagro. The Company will recognize gain or loss upon the receipt of the cash and payments pursuant to the Earn Out Agreement in exchange for the EPIC stock equal to the difference between (i) the amount of cash received, and (ii) the Company's tax basis in the EPIC stock. Gain or loss will be capital gain or loss to the Company if the stock of EPIC was a capital asset in the hands of the Company. Under present law, capital gains are generally taxable at a maximum rate of 35% for corporations.

         Tax Consequences to Shareholders of the Company. The sale of the stock of EPIC, the other Transactions and the additional transaction described above under "Conditions of the Transactions" will have no direct federal income tax consequences for the shareholders of the Company. Also, the shareholders of the Company who choose to continue to hold their stock will have no resulting federal income tax consequences. However, the shareholders of the Company who exercise their dissenter's rights under the NJBCA will receive a liquidating distribution from the Company equal to the consideration they received for their stock of the Company pursuant to the exercise of their dissenter's rights. Provided this distribution is in complete liquidation of all of the particular shareholder's interest in the Company, the shareholders of the Company who exercise their dissenter's rights under the NJBCA will recognize gain or loss upon the receipt of the consideration in exchange for their stock of the Company equal to the difference between (i) the amount of cash received and (ii) their tax basis in the stock of the Company. Gain or loss will be capital gain or loss if the stock of the Company was a capital asset in the hands of the shareholder of the Company and will be a long-term capital gain or loss, if at the time of the merger, the stock of the Company was held by the shareholder for more than 12 months. Under present United States federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

         Back-up Withholding Requirements. United States federal tax code information requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of the stock of the Company, unless the shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply the Company with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the Internal Revenue Service and to such shareholder.

                    The Company's Strategic Development Plan

         Upon satisfaction of the conditions of the Transactions and effectuation of the sale of the EPIC stock to Synagro, the Company expects to take steps to pursue its Strategic Development Plan which Company Management has developed in conjunction with the negotiation of the sale of EPIC and the settlement of the related matters described in this Information Statement. The Strategic Development Plan is summarized below. More detail concerning the Strategic Development Plan, including historical background information, is included in the Company's Business Plan, which was accepted by the Company's Board of Directors on March 6, 2000. The Business Plan, which is available upon written request to the Company, was prepared based upon facts known to Company Management as of January 31, 2000. No attempt has been made to update the Business Plan based upon subsequent events.

         The Company's new management team, which has been in place for approximately eleven months, has spent that time identifying and assessing creditor claims, negotiating the resolution of various legal actions taken against the Company, raising interim financing and developing a strategic plan for the Company's future. The Company is now at a critical turning point of disposing of certain assets, settling with creditors, raising new capital and implementing the strategic plan. Management estimates that the Company's current and contingent liabilities (including trade payables, notes payable, various litigation claims and the proposed payments specifically listed under the caption "Proceeds of EPIC Sale Transaction") currently approximate $48,600,000.

         Management has determined that in order for the Company to survive and to meet all of its obligations, EPIC and the Company's other operating subsidiary, American Soils, Inc. ("ASI"), must be sold. The sale of ASI, which owns an outdoor composting facility in Freehold, New Jersey, has been negotiated at a price of $450,000, with $200,000 payable at closing and the balance due in 60 months with interest at 9.25% per annum. In addition, the purchaser has agreed to lease certain adjacent land owned by ASI. The sale is subject to the purchaser completing its due diligence and the lease is subject to the Company resolving certain lawsuits and judgments. To affect the Company's reorganization, a number of ancillary transactions must also be consummated, which include paying and restructuring loans, settling litigation and paying other obligations, as described in this Information Statement.

         Management has also identified three existing properties, one or more of which it expects to be the central focus of development for the Company within the next eighteen months. These properties are described in more detail below. The following statements in this Information Statement concerning the future business, operating results and financial condition of the Company are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially.

Newark Property
---------------

         The Company is exploring the construction, leasing and/or operation of a solid waste transfer station at the Newark Property. It retained the firm of Cummings and Smith ("CS"), consulting engineers who have designed numerous solid waste facilities, to design a 1,200 tons-per-day ("tpd") facility on six acres of the Newark Property. Assuming permitting costs of $216,000 and a 15% contingency, CS has estimated the facility can be constructed and commissioned, exclusive of land costs, for $9,800,000. Total time estimated by CS for permitting and constructing the facility ranges from fifteen to twenty-four months. Construction time for the facility is estimated to be approximately six months, and will commence immediately following the issuance of permits.

         At the same time, the Company also retained the accounting firm of Mango, Huber and Meglio ("MHM"), with extensive experience with solid waste transfer stations and hauling companies in New Jersey, to develop a pro forma income statement for the facility designed by CS. The proposed transfer station has been discussed conceptually with Newark city officials, who have expressed unofficial initial-stage support if the facility can be used to help them to address solid waste issues in Newark.

         Using cost estimates for construction prepared by CS and for other equipment required to operate the waste transfer station, submitted by MHM, Management has estimated that total costs of a transfer station, including land, construction and equipment, will be $14,000,000. Assuming decreased tipping fees (as indicated below) and increased labor costs of $800,000, Management has adjusted MHM's estimated income from operations from $9,364,066 to $5,076,566.

  MHM Projected revenues                  $      43,942,500
  Less tipping fees reduction                     3,487,500
                                          -----------------
  Adjusted revenues                       $      40,455,000
                                          =================

         Management believes that a combination of taxable and tax-exempt bonds (term based on a 30-year payout) in excess of $25,000,000 can be obtained for the project. The portion available to the Company from over funding would be used to retire the remaining mortgages and liabilities on the Newark Property, and would result in income after debt service (exclusive of depreciation) to the Company of $2,426,566 annually.

  Income from operations                                        $   5,076,566
  Interest and amortization on $25,000,000 (11%)                    2,650,000
                                                                -------------

  Adjusted income from operations (exclusive of depreciation)
                                                                $   2,426,566
                                                                =============

         Using the MHM and CS reports and the above assumptions, it is estimated that the market value of the waste transfer station would be in excess of $30,000,000 to $35,000,000 when operational, based on a multiple of 6 to 7 times income from operations.

         An alternative to the Company building and operating a transfer station would be to enter a leasehold agreement for the site with one of the major companies in the solid waste industry. The Company intends to begin discussions with a lessee, whereby the lessee will enter into a 30-year triple net ground lease with a minimum payment of $2,000,000 against a royalty of $2.00 per ton, which includes a host benefit fee to the City of Newark. The lessee will agree to permit, construct and operate a waste transfer station at the site and payments will commence 18 months after signing of the agreement. Management believes that if this transaction were to be consummated, a leasehold mortgage of $15,000,000 could be obtained, resulting in $350,000 being available to the Company annually after debt service. The money derived from the leasehold mortgage again would be used to retire the mortgages and liabilities of VRH and Equity Investments.

         For the other half of the Newark Property, Management has begun pursuing a long-term lease for a gas-fired co-generation facility and a distribution/warehouse center. Management has met with representatives of a power company who have visited the site and expressed a strong interest in exploring it, particularly given the availability of transmission capacity in the area to carry the electricity. Management also intends to identify warehouse/distribution center developers. With the continued expansion of Newark Airport, Management expects that the demand for modern warehouse facilities should continue to be strong.

         Management has met with a power generation developer who has expressed interest in the site, and has proposed a ground lease for five acres for an annual payment of approximately $100,000, which is based on a land valuation of $1,300,000, or approximately $250,000 per acre and a cap rate of 7.5%. Management has countered with an offer for six acres for an annual payment, using the same cap rate, of approximately $157,500, providing a value of $2,100,000 to the Company.

         Management plans to simultaneously pursue both the development of the solid waste transfer station and attempt to obtain a triple net lease from warehouse/distribution companies. If within six months, Management determines that solid waste contracts cannot be secured and/or local and state permits and approvals cannot be obtained, Management will proceed to the alternative of constructing a 235,000 square foot warehouse/distribution center. Analysis by CS shows construction costs of $14,410,000. With the cost of land at $5,000,000 and soft costs (commitment fees, insurance, interest costs during construction, etc.) of $1,500,000, the total needed to construct the facility is $20,910,000. Assuming the availability of a New Jersey Economic Development Authority loan for 70% of project costs at 6.0% to 6.5% (the debt constant would be approximately 7.75%), annual payments would be approximately $1,130,000. With triple net rental income of $6 per square foot and maintenance costs (snow removal, etc.) of $50,000, net income would be approximately $230,000 per year. Management intends to sell the facility for a multiple of 6 to 7 times cash flow (including debt service), thus realizing $7,500,000 to $8,000,000 and enabling the Company to retire the majority of the mortgages of VRH and Equity Investments.

         Until the land can be utilized as planned, management has negotiated and signed in April, 2000 a one-year ground lease for the use of the site as a container storage facility, with a 90-day termination notice provision, at $204,000 annually ($17,000 per month).

AMR
---

         As indicated above, the AMR Property is located in Bronx, New York. When and if constructed, AMR's facility will be capable of receiving waste by barge from New York City's existing marine transfer station system, compacting the waste and transporting it out of New York City by rail. AMR's business plan was based upon a Request for Proposals ("RFP") issued by the New York City Department of Sanitation in late 1997 for a 20-year contract, with two (2) five
(5) year extensions, to transport and dispose of up to 11,700 tons per day of the Department's residential solid waste. The RFP was a result of New York City's announced intent to close the Fresh Kills Landfill in Staten Island on December 31, 2001.

         AMR submitted its permit application for the disposal of solid waste to the State of New York in the Fall of 1997 and expects final permits to be issued later this year. Drafts of a Negative Declaration of Environmental Impact and an environmental permit were issued to AMR in December, 1999.

         The principals of AMR have continued to provide information to facilitate completion by New York City and New York State regulatory officials of their review of AMR's environmental permit application. There are six bid finalists representing only three solid waste companies, and, at present, AMR is the only company among the finalists, including the solid waste industry leaders, to have submitted a permit application.

         The release by regulatory officials of the Negative Declaration of environmental impacts and the draft environmental permit for the project, is a major step forward in the permitting process. The public hearing on the draft permit occurred on March 8, 2000, and AMR expects the final permit to be issued by year end 2000.

         In preparing the Business Plan, Management of the Company estimated that with the receipt of the Negative Declaration the asset value of the Company's share of AMR would be $4,000,000. That estimate was based on the fact that as of January 31, 2000 (and continuing to date), AMR was furthest along in the permitting process, and when the permit is issued, AMR will have the only permitted project for long term handling of a portion of New York City's residential solid waste after the closure of Fresh Kills Landfill. Accordingly, Management assumed, at that point, even if New York City were to award contracts to other bidders, such successful bidders likely would approach AMR to purchase the project because of AMR's unique permit status.

         Should AMR be issued a permit and New York City officials award a contract to AMR, Management expects that financing for the project will be available and, accordingly, the value of the Company's share should increase significantly. Based upon the foregoing assumptions, detailed financial modeling forecasts that the project will produce for the Company approximately $1,000,000 in annual cash flow beginning in 2003, $2,000,000 in 2004, and escalating annually.

         Notwithstanding the foregoing, as a result of the Giuliani administration's recently announced plans to substantially revise the City of New York's waste disposal plan, there is now considerable doubt concerning not only the schedule but also the ultimate completion of AMR's project in Bronx, New York, at least as initially envisioned with respect to residential solid waste. In early May, Mayor Guiliani announced his revised plan, which, inter alia, would substitute for the Bronx transfer station (as well as even larger transfer stations in Brooklyn and New Jersey), several retrofitted smaller scale transfer stations in New York City. Under the revised plan, trash would be barged from these smaller transfer stations to Linden, New Jersey and subsequently transported by rail to landfills in Illinois, South Carolina, Georgia and elsewhere. Although the proposed revised plan has received considerable coverage in the media, which has noted the absence of widespread community opposition but also significant cost increases and timing delays, the plan is subject to various legal and regulatory reviews, both in New York and New Jersey, which could significantly alter or entirely vitiate it. In addition, bidders under the RFP, including AMR, may challenge the legality of the revised plan, particularly as it affects the bidding process. It has been reported that New York City Council intends to hold a hearing on the revised plan later this month, while the Giuliani administration is taking public comments on the proposal through June 16. Even if implemented, it is not expected that all aspects of the plan would be in place for at least four years.

         In light of the uncertainty resulting from the revised New York City plan, Management cannot predict the ultimate outcome of this situation. However, after spending considerable time and effort consulting with AMR officials and others, Management continues to believe that the AMR Property has significant value, particularly in light of New York City's demonstrable need for commercial as well as residential trash removal and AMR's progress to date in its permitting process. Accordingly, Management has recommended to the Company's Board of Directors and the Board has affirmed its approval of the acquisition of the AMR Interests with a portion of the proceeds of the EPIC sale, unless there are material adverse developments for AMR prior to Closing, in which case proceeds otherwise available for the AMR project would be retained by the Company and applied for other corporate purposes.

Miami-Dade County, Florida Composting Project Site
--------------------------------------------------

         The Company and Bedminster are currently involved in a law suit against the City of Miami ( "Miami") seeking to compel Miami to confirm its second extension of a municipal solid waste disposal contract in connection with the proposed composting project at the Miami-Dade County Property. If specific performance is not awarded in the outcome of the lawsuit with Miami, the Company intends to proceed with the composting project with Miami-Dade County ("Dade") in lieu of Miami. Management has met on several occasions with senior Dade regulatory officials who have continued to express support for the project. Permit application reviews and approvals have been delayed and/or terminated due to the lawsuit and a lack of Company funds, and some regulatory requirements have been changed, but the permits are expected to be completed within one year from the resolution of the lawsuit.

         Based on its financial projections for the project, Management is confident that a combination of taxable and tax-exempt financing, with an initial taxable excess funding of $6,500,000, can be secured and the project built within 24 to 30 months of the conclusion of the litigation, currently anticipated in mid to late 2000.

                          Approval of the Transactions

         The Company has taken all action required under New Jersey law to approve the Transactions, such approval to be final as of the Effective Date. In addition, as a separate requirement, since stockholder approvals of the Transactions were obtained by written consent rather than at a stockholders' meeting, the Exchange Act requires that the Transactions may not become effective until the expiration of 20 calendar days from the date this Information Statement was mailed to the stockholders of the Company. Accordingly, the Transactions will become effective on the later of the Effective Date or the actual closing of the Transactions.

               Dissenters' Rights Regarding EPIC Sale Transaction

         Any shareholder of the Company has the right to dissent from the EPIC Sale Transaction (but not any of the other Transactions). The rights of dissenting shareholders are set forth in Chapter 11 of the NJBCA and are summarized herein. A shareholder who may wish to dissent should review carefully, alone or with his adviser, all of Chapter 11, and, specifically,
Section 11-2 ("Notice of Dissent"). The form of the Notice of Dissent which may be given by nonconsenting shareholders is included herewith as Exhibit 10.

A SHAREHOLDER WHO WISHES TO DISSENT FROM THE EPIC SALE TRANSACTION MUST FILE WITH THE COMPANY, NO LATER THAN JUNE ___, 2000, A WRITTEN NOTICE OF SUCH DISSENT STATING THAT THE SHAREHOLDER INTENDS TO DEMAND PAYMENT FOR HIS SHARES IF THE EPIC SALE TRANSACTION IS COMPLETED.

Thereafter, within 10 days after the EPIC Sale Transaction is completed, the Company shall give notice, by certified mail, to all shareholders who previously have filed a written notice of dissent with the Company, that the EPIC Sale Transaction has been completed ("Notice of Completion of Transaction"). Thereafter, the following procedural steps would apply:

         (1) Within 20 days of the mailing of such Notice of Completion of Transaction, a shareholder who previously filed notice of his dissent may make written demand on the Company for the payment of the fair value of his shares as of the day prior to the day of receipt and tabulation by the Company of the required shareholder consents ("Fair Value Date") (March 22, 2000).

         (2) Within 20 days after making this written demand for payment, the dissenting shareholder must submit his common stock certificate(s) to the Company for the notation thereon by the Company that a dissenter's demand has been made to the Company, whereupon the common stock certificate(s) will be returned to the dissenting shareholder.

         (3) Within 30 days after the mailing of the Notice of Completion of Transaction (10 days after the last possible day for a dissenting shareholder to file his written demand for payment of the fair value of his shares), the Company must mail to each dissenting shareholder a copy of its balance sheet and surplus statement, as of the Fair Value Date (March 22, 2000). The balance sheet and surplus statement may be accompanied by a written offer from the Company to pay each dissenting shareholder for his shares at a specified price deemed by the Company to be the fair value thereof. All dissenting holders of common shares must be offered the same price. This offered price could be greater than, less than or equal to the market price of the Common Stock.

         (4) If the fair value of the shares is not agreed upon within 30 days after the Company's mailing as set forth in (3) above, any dissenting shareholder may give the Company a written demand to commence an action in New Jersey Superior Court within an additional 30 days in order to determine fair value. If the Company fails to take such action, any dissenting shareholder may commence this action within an additional 60 day period.

         (5) The New Jersey Superior Court retains jurisdiction of all actions to determine fair value, including the power to appoint an appraiser to assist in such determination.

         (6) Any judgment of the New Jersey Superior Court shall include interest at an equitable rate determined by the Court from the date of the dissenter's demand for payment. The Court also has the power to apportion and assess the costs of the court proceeding between the Company and the dissenter(s) on a equitable basis.

         (7) A dissenting shareholder may request the withdrawal of his demand for payment of the fair value of his shares at any time, but such withdrawal is effective only with the written consent of the Company.

         (8) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall preclude such dissenting shareholder from enforcing any other right to which he might otherwise be entitled by virtue of share ownership, except claims based on alleged, unlawful or fraudulent acts by the Company relating to such dissenting shareholder or claims that the Company exceeded its statutory powers.

         (9) A dissenting shareholder who accepts payment of the fair value of his shares ceases to have any rights of a shareholder of the Company from the time he makes his demand for payment.

         (10) A dissenting shareholder who, with the Company's consent, withdraws his demand for payment, continues to be a shareholder of the Company.

                              Approval of Directors

         The contents and the sending of this information statement have been approved by the Board of Directors of the Company.


DATED the ___ day of May, 2000.


"Richard Franks"
"Assistant Secretary"

                                    EXHIBIT 1


                              MAJORITY SHAREHOLDERS
                              AS OF MARCH 29, 2000



                                                              Number of Shares
     Name of Shareholder                                       Held of Record
     -------------------                                     ----------------
1.   G. Chris Andersen                                              328,439
2.   Andersen Weinroth & Co. LP                                   1,082,402
3.   Aryeh Trading Corporation                                    2,319,120
4.   AW Compost Partners LLC                                        144,141
5.   Mark Gasarch                                                 1,201,979
6.   Mark Gasarch, Trustee                                          165,000
     Sylvia Fein Trust
7.   Mark Gasarch, Trustee                                          100,000
     Linda Ratner Trust
8.   Robert J. Longo                                              6,251,878
9.   Wasteco Ventures Limited                                    20,506,259
                                                                 ----------
                            TOTAL                                32,099,218
                                                                 ==========
Majority Shareholders as a percentage of total of 58,665,228          54.72%
shares outstanding